Exhibit (11)

                        PHH CORPORATION AND SUBSIDIARIES

               INFORMATION USED IN THE COMPUTATION OF PRIMARY AND
                        FULLY-DILUTED EARNINGS PER SHARE
               FOR THE YEARS ENDED APRIL 30, 1996, 1995 AND 1994

                                                                  1996             1995             1994
                                                                  ----             ----             ----
Net income -- as reported                                    $    81,620,000  $    71,662,000  $    64,558,000
                                                             ===============  ===============  ===============
Weighted average number of shares outstanding                     34,311,302       34,151,588       34,742,628
Give effect to the exercise of dilutive options determined
  under the treasury stock method                                    539,568          271,608          684,400
                                                             ---------------  ---------------  ---------------
Number of shares used in the computation of primary
  earnings per share                                              34,850,870       34,423,196       35,427,028
Reflect the quarter-end market price when greater than the
  average market price during the respective quarter                 224,050           82,490           55,040
                                                             ---------------  ---------------  ---------------
Number of shares used in the computation of fully diluted
  earnings per share                                              35,074,920       34,505,686       35,482,068
                                                             ===============  ===============  ===============
AMOUNTS PER SHARE:
  Primary                                                    $          2.34  $          2.08  $          1.82
                                                             ===============  ===============  ===============
  Assuming full dilution                                     $          2.33  $          2.08  $          1.82
                                                             ===============  ===============  ===============

NOTE: On June 24, 1996, the Board of Directors authorized a two-for-one common stock split, distributable July 31, 1996 to stockholders of record on July 5, 1996. The number of shares and per share amounts reflect the two-for-one common stock split.

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